TEAMING AGREEMENT

This Agreement made as of the 29 day of June, 2021 (the *"effective date"*)

BETWEEN:

DarkPulse, Inc., a corporation organized under the laws of Delaware, with an address at 1345 Avenue of the Americas 2nd Floor, New York, NY 10105 (hereinafter "DarkPulse"), of the first part, and
~~Grae-Con~~SurSafe, a corporation organized under the laws of Pennsylvania~~Ohio~~, with an address at 2801 Island Ave Philadelphia, PA (“~~Grae-Con~~SurSafe") of the second part.

WHEREAS DarkPulse is a corporation, which has technical expertise in BOTDA-related hardware, software, tools, and systems/services to support, deploy, and demonstrate to current and potential customers' critical infrastructure monitoring products:

AND WHEREAS DarkPulse is a corporation engaged in the business of manufacturing, installing and monitoring hardware and software, based on their patented BOTDA dark pulse technology that delivers improved infrastructure monitoring such as, but not limited to:

Oil and Gas Pipeline Health Monitoring; Upstream, Midstream Oil and Gas Monitoring; Physical Perimeter and National Border Security, including RealTime Tunnel Detection Systems for the purpose of identying security threats; Aircraft Component Monitoring; Wind Turbine Monitoring; Mine Safety Systems including Airflow and Temperature Monitoring; as well as multiple large infrastructure monitoring application also known as "Smart Cities;"

AND WHEREAS the parties desire to enter into a business relationship, which will designate ~~Grae-Con~~SurSafe as the project-based teaming partnership channel for governmental and non-governmental departments, agencies, and units for the purpose of promoting DarkPulse's relevant capabilities, products, and/or service solutions;

NOW THEREFORE the parties mutially agree to enter into a teaming agreement under the following terms and conditions:

1. Definitions:
    a. "BOTDA" means Brillioun Optical Time Domain Analysis. "BOTDA box" is a patented technology that sends laser light down a fiber cable detecting temperature as pressure changes along the fiber cable.

2. Rights and Duties of the Parties:

2.1 ~~Grae-Con~~SurSafe agrees to setup a field demonstration site for DarkPulse. In this capacity, ~~Grae-Con~~SurSafe shall use its best efforts to provide the following services to DarkPulse:

a. Provide the physical land space to set up and prove the DarkPulse technology in Gas and Oil pipeline leak detection and below ground security systems.
b. Provide design, installation, pipe (two (2) different diameters and lengths), attachments, dirt, gas, oil and installation services to prove the technology at no cost.
c. Install DarkPulse technology onsite onto the pipe and subsurface for the security function as required by the installation guidelines provided by DarkPulse.
d. The DarkPulse technology demonstration will be limited to the minimum space required by all three (3) products that will be mutually agreed upon in advance.
e. Allow Remote Intelligence, Limited Liability Company and Unleash live access to the demonstration area to participate in joint capability demonstrations with DarkPulse and ~~Grae-Con~~SurSafe.
f. After successful demonstration is set up allow access to introduce the products to prospective clients in the government and non-government space.

2.2 DarkPulse shall use its best efforts to provide the following matierials and equipment to facilitate a succesful demonstration of its capabilities on Gare-Con property and to allow ~~Grae-Con~~SurSafe first right of refusal for the business oportunities below by separate agreement after a succesful demonstration is in place.

a. Provide all matierials required to facilitate a successful capabilities demonstration except as stated in section 2.1 b of this document.
b. Provide timely responses to both technical and administrative questions requrested by ~~Grae-Con~~SurSafe;
c. Promoting ~~Grae-Con~~SurSafes products and services whenever possible;
d. Allow ~~Grae-Con~~SurSafe first right of refusal to be the first authorized provider of Installation, Service and Warranty support within the United States and to expand that exclusive territory approval within specific geographic areas by state in writing by separate agreement to be finalized within fifteen (15) days of a successful demonstration including all needed agreements for financial compensation.
e. Promoting ~~Grae-Con~~SurSafes services whenever possible and recognizing ~~Grae-Con~~SurSafe as a strategic partner on the DarkPulse Website if an agreement as outlined in 2.2 d is reached and services are being provided
f. Providing ~~Grae-Con~~SurSafe with marketing material that can be emailed or delivered to prospective clients and setup a product sales agreement for ~~Grae-Con~~SurSafe to market DarkPulse products for profit without territorial exsclusivity.

2.3 ~~Grae-Con~~SurSafe and DarkPulse agree to jointly:

a. Work together in setting up a succesful DarkPulse capabilities demonstration on ~~Grae-Con~~SurSafe property.
b. Provide all matierials as stipulated in this document as individual responsible parties.
c. In the unlikely event of a failed demonstration both parties agree to remove each others property as required at their own cost.

3. Compensation:
   a. To be based upon the activities agreed to performed by ~~Grae-Con~~SurSafe in separate agreements and negoiations as stated in section 2.2 d.

4. Confidentiality:
   The Parties shall enter into a Non-Disclosure and Confidentiality Agreement in the form attached hereto as Schedule "A."

5. Terms of Agreement:
   The term of this Agreement shall be for twelve (12) months from the date hereof, and shall be automatically renewed for an additional twelve (12) month period unless either party shall notify the other in writing of its intention not to renew. Any such notice shall be given ninety (90) days prior to expiration of the original term. This Agreement may also be terminated by either party upon ninety (90) days written notice.

6. Governing Law:
   This Agreement is entered in the State of New York and shall be interpreted according to the laws of the State of New York.

7. Indemnification:

7.1 DarkPulse shall indemnify ~~Grae-Con~~SurSafe, its directors, officers, and employees, for any and all damages, costs, expenses, and other liabilities, including reasonable legal fees and court costs incurred in connection with any third-party claim, action or preceeding arising from the negligenece or intentional misconduct of DarkPulse or breach by DarkPulse of any of its obligations under this Agreement.

7.2 ~~Grae-Con~~SurSafe shall indemnify DarkPulse, its directors, officers, and employees, for any and all damages, costs, expenses, and other liabilities, including reasonable legal fees and court costs, incurred in connection with any third-party claim, action or proceeding arising from the negligence or intentional misconduct of ~~Grae-Con~~SurSafe or breach by ~~Grae-Con~~SurSafe or any of its oblicgations under this Agreement.

8. Modifications:
   No changes or modifications of this Agreement or any of its terms shall be deemed

effective unless in writing and executed by the parties hereto.

9. Assignment:
This Agreement shall not be assignable by either party without the prior written consent of the other party.

10. Entire Agreement:
This Agreement represents the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations, or agreements, either written or oral, regarding this subject matter.

11. Independent Legal Advice:
The Parties acknowledge that they have either sought and obtained independent legal advice upon this Agreement, or that they have declined to seek independent legal advice upon this Agreement despite having been given an opportunity to do so.

12. Counterparts and Electronic Signature:
This Agreement may be executed in two or more counterparts, and transmission of any signature hereon by facsimile or other electronic means shall be as effective as if an original.

[signatures on next page]

DocuSign Envelope ID: 7C854FA8-85F2-42E3-928C-096067DE90C4

DarkPulse Inc.

Per. DocuSigned by: dennis oleary
DDF83F9220F24A9

Dennis O'Leary, CEO
I have the authority to bind the corporation.

~~Grae-Con~~SurSafe

Per. ____________________

~~Dan Barton~~

I have the authority to bind the corporation

CEO~~NAME~~ ____________________

Schedule A

Non-Disclosure Agreement

[*TO BE ATTACHED*]

NON-DISCLOSURE AGREEMENT
DARKPULSE TECHNOLOGIES INC
AND Sursafe, LLC

This Non-Disclosure Agreement ("Agreement") is made and entered into as of the 17 th day of June, 2021 ("Effective Date") by and between DarkPulse Inc (DPLS) and ______Sursafe,LLC,a Safety corporation having offices at , 2801 Island Ave Philadelphia, PA 19153,

In this Agreement, DPLS and Sursafe,LLC may be collectively referred to as the "Parties" or singularly referred to as the "Party." For purposes hereof, the Party receiving Confidential Information shall be referred to as "Recipient" and the Party disclosing Confidential Information shall be referred to as "Discloser."

Confidential Information to be exchanged relates to aspects of our intellectual property, know how, contractual relationships and goodwill and SURSAFE intellectual property , know how, contractual relationships and goodwill which may result in some business sharing/exchanges (hereinafter referred to as the "Stated Purpose"). The Parties further agree that our mutual objective under this Agreement is to provide appropriate protection for such Confidential Information from unauthorized use or disclosure.

In consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1. "Confidential Information" shall mean any information, written or oral, in any form, which is furnished or disclosed by the Discloser, or its employees, consultants or agents, in connection with the Stated Purpose. Such Confidential Information includes but is not limited to business information; technical information; costs and pricing or other financial information; marketing information; personnel information; customer information; and business plans. Such information will be either (a) identified as Confidential Information by Discloser by clear and conspicuous markings; or (b) if not so marked, will be identified orally as confidential and a written confirmation of such will be promptly provided to Recipient.

2. The Recipient may use Confidential Information solely for the Stated Purpose set forth in this Agreement. The Recipient will use the same care and discretion to avoid disclosure, publication or dissemination of Confidential Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate but not less than reasonable care. Each Party shall make the other Party's Confidential Information available only to (i) its employees, subcontractors, agents or advisors and employees of its Affiliated Companies who have a "need to know"; (ii) any other party with the Discloser's written consent; and (iii) Government when required in response to a Government solicitation provided all submissions of Confidential Information include the appropriate restrictive legend recognized by applicable procurement regulations. For purposes of this Agreement, "Affiliated Companies" means those companies owned by (no less than 25% of equity), owning, or under common control with one of the Parties to this Agreement. Before disclosure to any party identified in paragraphs (i) and (ii) above, the Recipient will have a written agreement with, or be the beneficiary of a written agreement with, such party sufficient to require that party to treat Information in accordance with this Agreement. The Recipient may disclose Information to the extent required by law. However, the Recipient must give the Discloser prompt notice and make a reasonable effort to obtain a protective order.

3. No obligation of confidentiality applies to any Confidential Information that the Recipient (i) already possesses; (ii) develops independently; or (iii) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement or which is disclosed by the Discloser to a third party without restriction.

4. The Discloser shall retain all right, title and interest in and to its Confidential Information. Neither this Agreement nor the disclosure of Confidential Information hereunder shall be construed as granting any right or license, express or implied, under any patent, invention, trade secret, copyright, or other intellectual property right now or hereafter owned or controlled by either Party.

5. No amendment or waiver of any term of this Agreement shall be effective unless such amendment or waiver is in writing and is signed by each of the Parties.

6. This Agreement shall remain in effect for one year from the Effective Date but may be extended by mutual agreement of the Parties. Either Party may terminate this Agreement by providing written notice to the other. Any provisions of this Agreement which by their nature extend beyond its termination will remain in effect beyond such termination until fulfilled or expired by their terms; and will apply to either Party's successors and assigns. Upon the

Discloser's written request, the Recipient, at its option, will return or destroy all Confidential Information, including copies. It is expressly agreed and understood that the Recipient shall have no responsibility for return or destruction of any Confidential Information in the possession of Government.

7. Confidential Information is subject to this Agreement for a period of three (3) years following receipt of the Confidential Information.

8. Where applicable the Recipient will comply with all applicable foreign export laws and regulations of Canada, the United States of America, the European Union Member States, Switzerland or any other country in which one of the Parties has a legal requirement to adhere to any foreign export laws and regulations. The Receipt and transmittal of U.S.A. classified information, if any, will be in accordance with U.S.A. Government approved security procedures, the Federal Acquisition Regulations (FAR) and the National Industrial Security Program Operation Manual (NISPOM). For countries other than the United States of America the rules and regulations governing confidential, classified and secret information will apply. The Recipient will be notified by the Discloser in writing of such a restriction as part of the disclosure.

9. Neither Party may assign or delegate this Agreement, or any rights, duties or obligations hereunder, without the prior written approval of the other. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective representatives, successors and assigns.

10. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12. The Parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms and conditions. Further, they agree that this Agreement is the complete and exclusive statement of the agreement between the parties relating to this subject, superseding all proposals or other prior agreements, oral or written, and all prior communications between the Parties relating to the exchange of Confidential Information.

____________________ **Inc. Acceptance**	**DarkPulse Inc**
Dan Barton	Dennis M O'Leary
Printed Name	Printed Name
CEO	CEO
Title	Title
[signature] 6/24/2021	
Signature & Date	Signature & Date